Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-286-3636

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	February 3, 2011
E-Mail: Dcurtin@weismarkets.com

WEIS MARKETS REPORTS 2010 RESULTS

(Sunbury, PA) – Weis Markets, Inc. (NYSE: WMK) today reported an 8.7% increase in its fiscal year 2010 net income and said its earnings per share for the year increased $.21 to $2.54 per share compared to the same period a year ago.

For the 52-week period ending December 25, 2010, the Company's net income totaled $68.3 million compared to $62.8 million in 2009. The Company's 2010 sales increased 4.1% to $2.6 billion compared to $2.5 billion in 2009. During the same period, the Company's comparable store sales increased 1.0%.

"We've achieved our 2010 goals and have generated strong earnings increases for two consecutive years while maintaining our sales base and increasing our Cap Ex investments in markets impacted by cautious consumer spending and lower consumer confidence," said Jonathan Weis, Weis Markets' Vice Chairman and Secretary. "Our results are due to increased productivity and improved cost controls at store level, supply chain improvements, efficient procurement and a disciplined Go-To-Market strategy."

The Company's fourth quarter sales totaled $662.5 million compared to $671.4 million for the same period in 2009, declining 1.3%. Fourth quarter net income totaled $14.1 million, a 9.3% decrease compared to the same period in 2009. Fourth quarter earnings per share totaled $.52 per share compared to $.58 per share in 2009.

About Weis Markets
Weis Markets currently operates 164 stores in its home state of Pennsylvania and in Maryland, New York, New Jersey and West Virginia. For more information about Weis Markets, Inc., please visit www.weismarkets.com.

# # #

In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Fourth Quarter - 2010

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	December 25, 2010	December 26, 2009	(Decrease)
Net Sales	$662,478,000	$671,400,000	(1.3%)
Income Before Taxes	21,699,000	24,565,000	(11.7%)
Provision for Income Taxes	7,615,000	9,042,000	(15.8%)
Net Income	$14,084,000	$15,523,000	(9.3%)
Weighted Average
Shares Outstanding	26,898,000	26,898,000	0
Basic and Diluted
Earnings Per Share	$0.52	$0.58	$(0.06)

	52 Week	52 Week
	Period Ended	Period Ended	Increase
	December 25, 2010	December 26, 2009	(Decrease)
Net Sales	$2,620,378,000	$2,516,175,000	4.1%
Income Before Taxes	107,385,000	97,907,000	9.7%
Provision for Income Taxes	39,094,000	35,107,000	11.4%
Net Income	$68,291,000	$62,800,000	8.7%
Weighted Average
Shares Outstanding	26,898,000	26,921,000	(23,000)
Basic and Diluted
Earnings Per Share	$2.54	$2.33	$0.21